UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM N-8A

NOTIFICATION OF REGISTRATION FILED PURSUANT TO SECTION 8(a)

OF THE INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:

Gilfoyle ETF Trust

Address of Principal Business Office (No. & Street, City, State, Zip Code):

15 River Road

Suite 15B

Wilton, CT 06897

Telephone Number (including area code):

(203) 266-3330

Name and address of agent for service:

Corporation Service Company

251 Little Falls Drive

Wilmington, DE 19808

CHECK APPROPRIATE BOX:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:   YES ☐   NO  ☒

SIGNATURES

Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has caused this Notification of Registration to be duly signed on its behalf in the City of Wilton, in the State of Connecticut on the 1st day of March, 2024.

Gilfoyle ETF Trust

By:	/s/ Asuna P. Gilfoyle
Asuna P. Gilfoyle
Sole Trustee